                                                                      EXHIBIT 12

                    CASE CREDIT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
Net Income....................................... $     85  $     94  $     81
Add:
  Interest expense...............................       72        42        88
  Amortization of capitalized debt expense.......        2         2         1
  Portion of rentals representative of interest
   factor........................................      --        --        --
  Income tax expense and other taxes on income...       45        53        55
  Fixed charges of unconsolidated subsidiaries...      --        --        --
  Extraordinary loss.............................        3       --          4
                                                  --------  --------  --------
    Earnings as defined.......................... $    207  $    191  $    229
                                                  ========  ========  ========
Interest expense................................. $     72  $     42  $     88
Amortization of capitalized debt expense.........        2         2         1
Portion of rentals representative of interest
 factor..........................................      --        --        --
Fixed charges of unconsolidated subsidiaries.....      --        --        --
                                                  --------  --------  --------
    Fixed charges as defined..................... $     74  $     44  $     89
                                                  ========  ========  ========
Ratio of earnings to fixed charges...............     2.80x     4.34x     2.57x
                                                  ========  ========  ========